SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    FORM 8-K

                                 Current Report
                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934



         Date of Report (date of earliest event reported)     March 30, 2004

                               SERVOTRONICS, INC.
         --------------------------------------------------------------
               (Exact Name of Registrant as Specified in Charter)

        Delaware                        1-7109                  16-0837866
-----------------------------  --------------------------   -------------------
(State or Other Jurisdiction     (Commission File Number)      (IRS Employer
of Incorporation)                                            Identification No.)


                  1110 Maple Street, Elma, New York 14059-0300
                  --------------------------------------------
           (Address of Principal Executive Offices including zip code)

                                  716-655-5990
                                  ------------
               (Registrant's telephone number including area code)

ITEM 7.       Financial Statements, Pro Forma Financial Information and Exhibits

(c) Exhibits.

Exhibit 99.1  Servotronics, Inc. Press Release issued on March 30, 2004.


ITEM 12.      Results of Operations and Financial Condition

         On March 30, 2004 Servotronics, Inc. issued a press release announcing its financial results for the period ended December 31, 2003. The press release is attached hereto as Exhibit 99.1 and is incorporated by reference herein.

                                   SIGNATURES


         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:    April 1, 2004

                                             SERVOTRONICS, INC



                                         By: /s/Lee D. Burns, Treasurer & CFO
                                             --------------------------------
                                             Lee D. Burns
                                             Treasurer & CFO

Exhibit Index

Exhibit No.           Description
-----------           -----------

99.1                  Servotronics, Inc. Press Release issued on March 30, 2004.

                 [GRAPHIC OMITTED][GRAPHIC OMITTED]                 Exhibit 99.1
            1110 Maple Street P.O. Box 300 Elma, New York 14059-0300
                          716-655-5990 FAX 716-687-6012
March 30, 2004
                         SERVOTRONICS, INC. (AMEX- SVT)
                           ANNOUNCES YEAR END RESULTS

         Elma, NY -- Servotronics, Inc. (Amex - SVT) reported a net income of $254,000 (or $0.13 per share - Basic and Diluted) on revenues of $17,574,000 for the year ended December 31, 2003 as compared to a net loss of $(229,000) (or ($0.12) per share Basic and Diluted) on revenues of $15,607,000 for the comparable period ended December 31, 2002. The over $480,000 turnaround in year to year net income is attributed to the successful replacement of lost business resulting from 9/11, productivity improvements, cost containment activities and production realizations of previous engineering/marketing efforts. Increased shipments of control components for the Standard Missile program by the Advanced Technology Group (ATG) and the initial production shipments by the Consumer Products Group (CPG) for the new CPG designed U.S. Marine Corp's combination combat knife/bayonet were specifically noted.
         During the first quarter of 2004, Raytheon Missile Systems awarded Servotronics a contract for the continued production of control components for the Standard Missile program valued at over $2,700,000. Servotronics has also entered into a three year agreement with another significant customer that has an estimated sales value of $6 million dollars through 2006.
         The Company's ability to counteract the adverse effects of 9/11 and to grow sales revenues continues to be enhanced by its increased engineering and marketing commitments and the maintenance of a strong backlog, cash flow and balance sheet. The financial statements show working capital has increased to $10,912,000, the current ratio improved to 6.69 to 1 and year to year cash flow from operations increased approximately 46% to $1,353,000 in 2003 from $924,000 in 2002.
         During 2003, the Company incurred significant front-end costs associated with prototype, preproduction and start-up activities. While the Company continues to incur such costs on an ongoing basis in order to support and enhance the development of new products and applications for both the ATG and CPG, the timing of such costs directly contributes to fluctuations in operating results from period to period because these costs are expensed as incurred and, as such, are not matched to their future revenues and benefits.
         The Company is composed of two groups - the Advanced Technology Group and the Consumer Products Group. The Advanced Technology Group designs, develops and manufactures servo control and other components for various commercial and government applications (i.e., aircraft, jet engines, missiles, satellite launch vehicles, etc.). This group is currently providing products for a significant number of aerospace programs such as the F/A-18 E/F Super Hornet and other jet fighters; the Bell/Boeing MV-22 Osprey Tiltrotor Joint Service Aircraft, the Blackhawk, Apache, A-10 and other helicopters, the Standard Missile, numerous business and regional jet aircraft, Raytheon's Hawker Horizon Aircraft, Embraer TwinTurbo Fan aircraft, the Airbus 300 series and Boeing 700 series commercial aircraft, DeHavilland DHC8-40 and various other programs.
         Servotronics' Consumer Products Group designs and manufactures cutlery, bayonets, machetes and combat, survival, sporting, agricultural, and pocket knives for both commercial and government applications.
                           FORWARD-LOOKING STATEMENTS
         Certain paragraphs of this release contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, such as those pertaining to the Company's expectation of new business and success in its entry into new product programs. Forward-looking statements involve numerous risks and uncertainties. The Company derives a material portion of its revenue from contracts with agencies of the U.S. Government or their prime contractors. The Company's business is performed under fixed price contracts and the following factors, among others, could cause actual results and future events to differ materially from those set forth or contemplated in the forward-looking statements: uncertainties in today's global economy and global competition, difficulty in predicting defense appropriations, the vitality and ability of the commercial aviation industry to purchase new aircraft, the willingness and ability of the Company's customers to fund long-term purchase programs, and market demand and acceptance both for the Company's products and its customers' products which incorporate Company-made components. The success of the Company also depends upon the trends that affect the national economy. Readers are cautioned not to place undue reliance on forward-looking statements, which reflect management's analysis only as of the date hereof. The Company assumes no obligation to update forward-looking statements.
       SERVOTRONICS, INC. (SVT) IS LISTED ON THE AMERICAN STOCK EXCHANGE.